Exhibit 99.1

Research Solutions Receives Nasdaq Listing Approval

ENCINO, Calif. – March 19, 2020 /PRNewswire/ – Research Solutions, Inc. (OTCQB: RSSS), a SaaS provider of workflow efficiency solutions for R&D-driven organizations, announced today that Nasdaq has approved its application to have its common stock listed on the Nasdaq Capital Market.

Research Solutions expects to commence trading on Nasdaq under the symbol “RSSS” at the opening of trading on Monday, March 23, 2020.

“The listing of our stock on Nasdaq represents an important milestone for our company," said Peter Derycz, president and CEO of Research Solutions. "We believe the listing will help increase long-term shareholder value by improving liquidity and market awareness, including the expansion of our investor base to more institutional investors. The listing also follows financial momentum we are experiencing in our SaaS-based Platform business, which is growing at a strong double-digit rate and generating gross margin in the mid-80's. We look forward to continued strong results being recognized in our stock, but now on a much broader trading platform that the Nasdaq delivers.”

About Research Solutions

Research Solutions, Inc. (OTCQB: RSSS) provides workflow efficiency solutions for R&D-driven organizations in life sciences, technology and academia worldwide. Our Software-as-a-Service platform provides tools or “Gadgets” that allow users to discover, access, manage and collaborate around science, technology and medical (STM) content and data. Our customers range from 70 percent of the top 25 global pharmaceutical companies to emerging small and medium-sized businesses. We generate recurring revenue from subscriptions to our SaaS platform and transactional revenue from the sale of STM content. For more information, visit www.researchsolutions.com.

Forward Looking Statements

Certain matters discussed in this press release may be forward-looking statements.  Such matters involve risks and uncertainties that may cause actual results to differ materially, including the following: changes in economic conditions; general competitive factors; acceptance of the Company's products in the market; the Company's success in obtaining new customers; the Company's success in technology and product development; the Company's ability to execute its business model and strategic plans; and all the risks and related information described from time to time in the Company's filings with the Securities and Exchange Commission ("SEC"), including the financial statements and related information contained in the Company's Annual Report on Form 10-K and interim Quarterly Reports on Form 10-Q. Examples of forward-looking statements in this press release include statements regarding the expected listing on the Nasdaq Capital Market of the Company’s common stock, increased long-term shareholder value, improved liquidity and market awareness, expansion of the Company’s investor base, growth of the Company’s SaaS-based Platform business and continued strong financial results. The Company assumes no obligation to update the cautionary information in this release.

For further information: Investor Relations: Gateway Investor Relations, Cody Slach, Tel 1-949-574-3860, RSSS@gatewayir.com; Or Media Contact: Research Solutions, Inc., Mitja Alexander Linss, Tel 1-617-763-2312, mlinss@reprintsdesk.com